Exhibit 99.1
NEWS RELEASE

For further information contact:
Greg Rosenstein                           Kevin C. Peterson
Churchill Group Inc.                      Chief Operating Officer
(713) 430-1100                            (713) 430-1100

                     FOR IMMEDIATE RELEASE
                   THURSDAY, NOVEMBER 6, 1997

    AMERICAN OILFIELD DIVERS ANNOUNCES THIRD QUARTER RESULTS Houston, TX -- American Oilfield Divers, Inc. (NASDAQ: DIVE)
today announced net income of $1.7 million ($0.16 per share) on revenue of $37.2 million for the fiscal third quarter ended September 30, 1997. However, due to non-recurring charges of $2.3 million, after tax, the Company reported a net loss of $622,000 ($.06 per share).

  As previously disclosed on September 8, 1997, AOD booked an after-tax charge of $1.5 million related to the writedown of goodwill associated with the Company's Hard Suits Inc. subsidiary, and an after-tax charge of $292,000 related to the closure of American Inland Divers' Kansas office. Additionally, the Company established reserves of approximately $522,000 after-tax related to American Marine Construction, Inc.'s platform abandonment contract.

  "The delayed commencement of key vessel operations during the quarter and excessive operational costs incurred on the first contract for one of these vessels due to unanticipated mechanical failures have negatively impacted our third quarter results," said Rod W. Stanley, President and Chief Executive Officer of American Oilfield Divers. "We continue our long-term focus on expansion into deepwater Gulf of Mexico and international markets which in turn is increasing both SG&A and depreciation as we add deepwater assets and key management infrastructure, negatively impacting short term results while positioning the Company for long-term growth."

  The Company's revenues increased by 11% over the third quarter of 1996, which includes a 10% increase in AOD's core Gulf of Mexico business plus revenues from Hard Suits Inc., Contract Diving Services, Inc., and Tarpon Concrete Storage Systems, all of which were acquired after third quarter 1996. Revenue in the third quarter of 1996 included $6.9 million attributed to the Chevron platform abandonment project successfully performed by AOD's west coast subsidiary.

  AOD's gross profit margins, exclusive of the pretax charge of $727,000 in the Gulf Services group, decreased from 36% to 32%, primarily due to the lower activity levels/margins in the Inland/West Coast Services sector and lower margins in the Subsea Products sector.

  The Company's SG&A, exclusive of the pretax charge of $254,000, increased 31% over the same quarter a year ago, primarily due to costs associated with the newly acquired Hard Suits Inc. and Commercial Diving Services Inc. subsidiaries, the addition of international and deepwater management infrastructure and the addition of the new Houston headquarters.

  The Company's net profit margin decreased from 9% in the third quarter of 1996 to 5%, for the third quarter of 1997, prior to non-recurring items.

  The Company's present backlog is estimated at $30 million, the largest in Company history.

                           more . . .

Regional Review/Outlook

-Americas
  As part of its ongoing efforts to streamline its business, the Company closed its Harvey, Louisiana office, consolidated key personnel to its New Orleans office and Port of Iberia, Louisiana operating base, and effective October 31, 1997, sold its American Pollution Control, Inc. subsidiary for an undisclosed sum.
  The core Gulf of Mexico diving and vessel business continues to experience strong utilization with gradually increasing dayrates.
In addition, the Company has mobilized its first-ever project in Brazil utilizing one of its Hard Suit atmospheric diving systems consisting of two suits.
  The American Constitution saturation diving vessel is now fully on-line. The dynamically positioned vessel American Defender is now expected on-line by December 1997, complete with the deepwater work-class ROV Triton(R) XL.

-Asia Pacific
  To date, Contract Diving Services has yet to realize its full potential and add profitability, however, the entry into the Asia Pacific market is producing significant long-term opportunities, including field development for Tarpon Systems, subsea pipeline connector sales and projects involving the use of remotely operated vehicles (ROVs), Hard Suits and other remote intervention technologies.

-Europe/Africa
  The Company experienced a major turnaround in its West Africa operations during the third quarter of 1997 with revenue increases of 400%, and gross profit margins in line with AOD's core business.

-Inland
  Excluding $6.9 million in revenue attributed to last year's Chevron platform abandonment project, the Inland/West Coast core business has increased 50% over last year. The backlog and bidding opportunities of the Inland/West Coast service sector continues to grow as the Company's general contracting capabilities are further developed.

-Products
  The Company's Subsea Products sector underperformed during the third quarter as a result of timing of subsea product delivery at its Big Inch Marine subsidiary and losses at Hard Suits of approximately $.05 per share, after tax, during the third quarter. However, Big Inch has a strong backlog and strong year-to-date results, and Tarpon Systems added profitability through both of its steel and concrete products divisions.

  Statements in this press release regarding profitability of Hard Suits, utilization and dayrates in the Gulf of Mexico, opportunities in the Asia-Pacific market, and the Company's Inland/West Coast sector and other statements included herein that are not statements of historical fact are forward-looking statements involving factors that could cause actual results to vary materially from those predicted. The Company's ability to return Hard Suits to profitability depends on among other things, securing government defense contracts for its product lines, development of new products and the timing of such revenues. Other forward-looking statements depend upon, among other things, prices of crude oil and natural gas, weather conditions in offshore markets, capital expenditures by customers and the Company's ability to procure large turnkey projects.

  American Oilfield Divers, Inc., is a leading provider of diving and intervention services, subsea products and marine construction services to the offshore oil and gas industry, primarily in the U.S. Gulf of Mexico, U.S. West Coast, internationally and to certain U.S. inland customers.


                      Tables follow . . .

                 AMERICAN OILFIELD DIVERS, INC.
   Consolidated Results of Operations and Financial Position
         ($ in thousands except for per share amounts)

                            Three Months Ended          Nine Months Ended
                                September 30,             September 30,
                                ------------              -------------
Income Statement               1997      1996            1997      1996
                               ----      ----            ----      ----
Revenues                     $37,154   $33,409         $93,907   $79,466
                              ------    ------          ------    ------
Gross profit                  11,348    12,025          30,982    27,809

Selling, general and
 administrative expenses       7,154     5,258          19,271    14,759
Depreciation and amortization  4,373     1,471           8,949     4,737
                              ------    -------         ------    ------
Operating income                (179)    5,296           2,762     8,313
Other  income (expense), net     177      (295)            509      (153)
                              ------    -------         ------    ------
Income before income taxes        (2)    5,001           3,271     8,160
Income tax provision             620     2,150           2,025     3,470
                              ------    -------         ------    ------
Net income                      (622)  $ 2,851         $ 1,246   $ 4,690
                              =======   =======         ======    ======
Net income per share          $ (.06)  $   .42         $   .13   $   .69
                              =======   =======         ======    ======
Weighted average
 shares outstanding           10,588     6,806          10,002     6,769
                              =======   =======         ======    ======
Operational Data
Dive crew days                13,825    12,752          37,634    29,630
Dive crews per day               150       139             138       108
Diving support vessel
 utilization                      59%       59%             54%       52%
Earnings before interest,
 taxes, depreciation and
 amortization (EBITDA)        $4,178    $6,767         $11,711    $13,050
EBITDA as % of revenue          11.2%     20.3%           12.5%      16.4%
SG&A as % of revenue            19.4%     15.7%           20.5%      18.6%
Gross profit %                  30.6%     36.0%           33.0%      35.0%

                            More...

                  Three Months Ended September 30, 1997
=============================================================================================
                                                          Inland and
                               Gulf      International    West Coast     Subsea
                            Services<F1>   Services<F2>   Services<F3>  Products<F4>   Total
                            ---------     ---------       ---------    ----------     -------
Revenues                     $20,299       $ 5,269         $ 7,317       $ 4,269      $37,154

Expenses                     $13,851       $ 3,463         $ 5,248       $ 3,244      $25,806

Gross Profit                 $ 6,448       $ 1,806         $ 2,069       $ 1,025      $11,348

Gross Profit Percentage         31.8%         34.3%           28.3%         24.0%        30.5%


                  Three Months Ended September 30, 1996
=============================================================================================
                                                          Inland and
                               Gulf      International    West Coast     Subsea
                            Services<F1>   Services<F2>   Services<F3>  Products<F4>   Total
                            ---------     ---------       ---------    ----------     -------

Revenues                     $18,478       $  770          $ 11,351      $2,810       $33,409

Expenses                     $11,414       $1,264          $  7,247      $1,459       $21,384

Gross Profit                 $ 7,064       $ (494)         $  4,104      $1,351       $12,025

Gross Profit Percentage         38.2%       (64.2)%            36.2%       48.1%         36.0%


<F1> Includes  operations  in  the Company's Americas Region, which
     encompasses  diving,  vessel   and   related   services,   and
     environmental  remediation  and  oil  spill  response services provided  by American Pollution Control, Inc.,  all  of  which were performed in the Gulf of Mexico.

<F2> Includes  diving   and   related  services  performed  by  the
     Company's Asia Pacific and Europe/Africa Regions.

<F3> Includes diving and related  services  off the U.S. West Coast and in Latin America by American Pacific Marine, Inc., and diving and related services provided by American Inland Divers, Inc.

<F4> Includes  manufacturing and marketing  of  Big  Inch  pipeline connectors and  Tarpon  marginal  well  production systems.  The
     three   months   ended   September    30,  1997  also   includes
     manufacturing and marketing of Tarpon Concrete  Storage  Systems and Hard Suits Inc. products.

                           more . . .



                  Nine Months Ended September 30, 1997
=============================================================================================
                                                          Inland and
                               Gulf      International    West Coast     Subsea
                            Services<F1>   Services<F2>   Services<F3>  Products<F4>   Total
                            ---------     ---------       ---------    ----------     -------

Revenues                     $50,785       $11,146         $18,929       $13,047      $93,907

Expenses                     $33,855       $ 7,083         $13,822       $ 8,165      $62,925

Gross Profit                 $16,930       $ 4,063         $ 5,107       $ 4,882      $30,982

Gross Profit Percentage         33.3%         36.5%           27.0%         37.4%        33.0%


                  Nine Months Ended September 30, 1996
=============================================================================================
                                                          Inland and
                               Gulf      International    West Coast     Subsea
                            Services<F1>   Services<F2>   Services<F3>  Products<F4>   Total
                            ---------     ---------       ---------    ----------     -------
Revenues                     $40,735       $6,202          $26,127       $6,402       $79,466

Expenses                     $26,874       $4,286          $17,118       $3,379       $51,657

Gross Profit                 $13,861       $1,916          $ 9,009       $3,023       $27,809

Gross Profit Percentage         34.0%        30.9%            34.5%        47.2%         35.0%


<F1> Includes  operations  in  the Company's Americas Region, which encompasses diving, vessel and related services; derrick barge services provided by American Marine Construction, Inc.; and environmental remediation and oil spill response services provided by American Pollution Control, Inc., all of which were performed in the Gulf of Mexico.

<F2> Includes   diving   and  related  services  performed  by  the
     Company's Asia Pacific and Europe/Africa Regions.

<F3> Includes diving and related  services  off the U.S. West Coast and in Latin America by American Pacific Marine, Inc., and diving and related services provided by American Inland Divers, Inc.

<F4> Includes  manufacturing and marketing  of  Big  Inch  pipeline connectors and  Tarpon  marginal  well  production systems.  The
     three   months   ended   September    30,  1997  also   includes
     manufacturing and marketing of Tarpon Concrete  Storage  Systems and Hard Suits Inc. products.

                            # # # #




